PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BPZ RESOURCES, INC.

AND

ZORRITOS PERU HOLDINGS INC.

DATED AS OF

JULY 8, 2015

TABLE OF CONTENTS

EXHIBITS

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of July 8, 2015, by and between Zorritos Peru Holdings Inc. ("Buyer"), a corporation organized and existing under the laws of Panama, and BPZ RESOURCES INC., a corporation organized and existing under the laws of the State of Texas ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties."

RECITALS

WHEREAS, Seller owns, directly, one hundred percent of the outstanding capital stock in SMC Ecuador, Inc., ("SMC"), a corporation organized and existing under the laws of the State of Delaware;

WHEREAS, Seller owns, indirectly, all of the issued and outstanding capital stock of BPZ Exploracion & Produccion, S.R.L. ("BPZ E&P"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru;

WHEREAS, BPZ E&P owns all of the materials and supplies set forth on Exhibit A hereto (the "E&P Inventory") and the Block Licenses (as defined below);

WHEREAS, Seller owns, indirectly, all of the issued and outstanding equity interests in BPZ Lote XXIII, S.R.L. ("BPZ XXIII"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru;

WHEREAS, Seller owns, indirectly, all of the issued and outstanding equity interests in (a) BPZ Lote XIX, S.R.L. ("BPZ XIX"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, (b) BPZ Lote XXII, S.R.L. ("BPZ XXII"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, (c) BPZ Lote Z-1, S.R.L. ("BPZ Lote Z-1"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, (d) BPZ Z-1 Oil, S.R.L. ("BPZ Z-1 Oil"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, and (e) Empresa Electrica Nueva Esperanza, S.R.L. ("EENE"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru;

WHEREAS, on March 9, 2015, Seller commenced a voluntary case (the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court");

WHEREAS, subject to the terms and conditions set forth herein, the Parties desire that Buyer shall acquire from Seller all of the Purchased Assets (as defined below), the sale of which shall be effected pursuant to Section 363 of the Bankruptcy Code;

WHEREAS, Seller has entered into the Zedd Agreement (as defined below);

WHEREAS, the Parties desire that Seller take the following actions prior to or at the Closing, either directly or by causing its wholly owned subsidiaries to cause the following: (a)

subject to the Perupetro Approval, transfer and assign all of BPZ E&P's rights and obligations under the Block Licenses (the "License Assignment") to Upland Oil & Gas, S.R.L. ("Upland") or any other Person that is a "Qualified Operator," as such term is defined in the Block Licenses or under Peruvian Law (as used in this Agreement, a "Qualified Operator") designated by Buyer, in its sole discretion, to Seller, in writing and not later than the Effective Date (in either case, Upland or such other Person the "Assignee") by means of to be agreed Peruvian law transfer documents (collectively, the "Peruvian Transfer Documents"); (b) notify Perupetro S.A. of the License Assignment and use commercially reasonable efforts to assist the Assignee in obtaining the Perupetro Guarantee Approval; (c) cause (1) BPZ E&P to transfer all right title and interest in and to the E&P Inventory and (2) all Intellectual Property related to the Block Licenses to be transferred in each case to BPZ XXIII free and clear of all Encumbrances other than Permitted Encumbrances; (d) subject to applicable rights of first refusal, transfer one hundred percent of the outstanding capital stock in SMC to the Buyer free and clear of all Encumbrances (other than those described in clause (iv) of the definition of Permitted Encumbrances) pursuant to the SMC Documents; (e) transfer one hundred percent of the outstanding capital stock in BPZ XXIII to the relevant Zorritos Party (or its designees, subject to any Peruvian Law restrictions and delivery thereby of applicable Zedd Assignment Documents) free and clear of all Encumbrances (other than those described in clause (iv) of the definition of Permitted Encumbrances); (f) all cash or other collateral supporting any corporate or financial guarantees granted or issued by any Person with respect to the Block Licenses (collectively, the "Guaranty Collateral"); and (g) by means of the Peruvian Transfer Documents sell one hundred percent of the outstanding capital stock in EENE to the Buyer (or its designees and delivery thereby of applicable Zedd Assignment Documents) free and clear of all Encumbrances (other than those described in clause (iv) of the definition of Permitted Encumbrances), (with the License Assignment, the E&P Inventory, the Intellectual Property, the Guaranty Collateral and the 100% ownership interest in each Group Company collectively referred to as the "Purchased Assets") in each case in exchange for the payment of the Purchase Price by the Buyer;

WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein, following entry of the Sale Order (as defined herein) finding the Buyer as the winning bidder in an auction for the Purchased Assets, Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase and acquire from Seller, pursuant to Section 363 of the Bankruptcy Code, the Purchased Assets, as more specifically provided herein and in the Sale Order; and

WHEREAS, prior to or concurrent with the Spin-Off Date, Seller shall cause EENE to sell or otherwise transfer the Turbine Assets (as defined below) to Seller or an Affiliate thereof or to a third party (all such sales or transfers being referred to herein as the "Turbine Sale") and dividend the net proceeds, if any, of such transaction to Seller, with the net proceeds of the Turbine Sale (calculated after deduction of any expenses incurred in connection with such sale, including any Taxes payable by any Group Company (or which such Group Company is required to withhold) arising out of the Turbine Sale) being referred to herein as the "Turbine Proceeds").

NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions.

"Action" means any complaint, suit, injunction, proceeding, claim, arbitration, demand, assertion or other similar action.

"Affiliate" of a specified Person means any other Person which directly or indirectly, through one or more intermediates, controls, is controlled by or is under common control with the Person specified. As used in this definition, each of the terms "control," "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" means this Agreement, including the Schedules and exhibits attached hereto.

"Assignee" has the meaning set forth in the recitals above.

"Bankruptcy Code" has the meaning set forth in the recitals above.

"Bankruptcy Court" has the meaning set forth in the recitals above.

"Block Licenses" means, collectively, the Block XIX License Contract, the Block XXII License Contract, and the Block XXIII License Contract.

"Block XIX" means the approximately 473,000 acre area on-shore in the northwest area of Peru identified in the Block XIX License Contract, subject to the relinquishment provisions of the Block XIX License Contract.

"Block XXII" means the approximately 948,000 acre area on-shore in the northwest area of Peru identified in the Block XXII License Contract, subject to the relinquishment provisions of the Block XXII License Contract.

"Block XXIII" means the approximately 248,000 acre area on-shore in the northwest area of Peru identified in the Block XXIII License Contract, subject to the relinquishment provisions of the Block XXIII License Contract.

"Block XIX License Contract" means the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated December 12, 2003, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XIX, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

"Block XXII License Contract" means the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P

and Perupetro S.A. for the exploration and exploitation of Block XXII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

"Block XXIII License Contract" means the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXIII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

"BPZ E&P" has the meaning set forth in the recitals above.

"Business Day" means any day except a Saturday or a Sunday or a day when commercial banks are authorized or required by Law to be closed in the State of Texas.

"Buyer" has the meaning set forth in the introductory paragraph above.

"Closing" means the Spin-Off Closing or the SMC Closing, as applicable.

"Closing Date" means the date of the Spin-Off Closing or the SMC Closing, as applicable.

"Confidential Information" means any trade secret or confidential proprietary information with respect to any Group Company contained or stored in any medium, including, without limitation, seismic data, geological and geophysical data and interpretations thereof, resource and reserve estimates, well logs, methods of operation, products, technology, inventions, trade secrets, know-how, software, marketing methods, sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters.

"Contract" means any agreement, arrangement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract, whether written or oral, including any amendments thereto.

"Deposit Amount" has the meaning set forth in Section 2.3 below.

"E&P Inventory" has the meaning set forth in the recitals above.

"EENE" has the meaning set forth in the recitals above.

"Effective Date" has the meaning set forth in Section 2.3 below.

"Encumbrance" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, assessment, reservation, assignment, hypothecation, encroachment or other similar burden, restrictive covenant, condition or restriction, or other security interest or defect in title, whether arising by Contract or any Law, and whether or not filed, recorded or otherwise perfected or effective under any Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Expiration Date" means thirty (30) Business Days following the date the Sales Order is entered by the Bankruptcy Court.

"Governmental Approvals" means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Authority.

"Governmental Authority" means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, license, authorization or other directive or requirement, whether now or hereinafter in effect.

"Group Company" means each of SMC, BPZ XXIII and EENE.

"Intellectual Property" means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary Confidential Information; and (v) Contracts granting any right relating to or under the foregoing.

"Interests" means, collectively, the one hundred percent (100%) ownership interest in each Group Company.

"Laws" means any constitution, statute, code, regulation, rule, law, act, treaty, ordinance, writ, regulation, license, permit, written directive, written requirement, injunction, Order, judgment, ruling, charge, or other restriction of any applicable Governmental Authority.

"Order" means any injunction, judgment, order, decree, ruling, or charge of a Governmental Authority.

"Operator" has the meaning set forth in the recitals above.

"Ordinary Course of Business" means the ordinary course of business consistent with the affected Party's past custom and practice (including with respect to quantity and frequency).

"Parties" means Seller and Buyer and "Party" means either of Seller or Buyer.

"Permitted Actions" shall have the meaning ascribed thereto in Section 7.6(a).

"Permitted Encumbrances" means any of the following: (i) Encumbrances for Taxes and assessments or other charges or levies of Governmental Authorities that are not yet delinquent or are being contested in good faith by appropriate proceedings, (ii) Encumbrances incurred in the Ordinary Course of Business (including inchoate Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen or inchoate Encumbrances in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations) each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action, (iii) any rights obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any asset in any manner including all applicable Laws or under any Environmental Laws, (iv) with respect to the Interests, any restrictions on further transfer imposed by applicable Securities Laws, (v) defects of title, easements, rights of way, and other similar charges or Encumbrances that do not materially interfere with the construction, operation, use, maintenance or ownership of the Purchased Assets or that would ordinarily be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas assets, (vi) zoning, building and other generally applicable land use restrictions which are not violated by the current use of the Purchased Assets, (vii) landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Encumbrances arising by operation of law or otherwise in the Ordinary Course of Business or incident to the exploration, development, operation and maintenance of Purchased Assets each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action; (viii) contractual Encumbrances which arise in the Ordinary Course of Business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases and/or licenses, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action; (ix) Encumbrances arising solely by virtue of any statutory or common law provision or any deposit account agreement or similar agreement relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash

collateral account and such deposit account is intended by any Group Company to provide collateral to the depository institution; and (x) Encumbrances on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases and/or licenses, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the Ordinary Course of Business.

"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other form of entity or a Governmental Authority.

"Perupetro Approval" means the approval by Perupetro S.A. of the assignment of the License Blocks to the Assignee.

"Peruvian Transfer Documents" has the meaning set forth in the recitals above.

"Purchase Price" has the meaning set forth in Section 2.1 below.

"Purchased Assets" has the meaning set forth in the recitals above.

"Required Closing Cash" has the meaning set forth in Section 3.6 below.

"ROFR Rights" has the meaning set forth in Section 2.2(d) below.

"Sale Order" means an order of the Bankruptcy Court, in form and substance satisfactory to the Seller and the Buyer, approving the transaction contemplated in this Agreement and authorizing, among other things, (a) the execution, delivery and performance by the Seller of this Agreement; (b) the sale and transfer of the Purchased Assets to the Buyer on the terms set forth herein and free and clear of all Encumbrances (other than those described in clause (iv) of the definition of Permitted Encumbrances); and (c) the performance by the Seller of its obligations under this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Law" has the meaning set forth in Section 4.8 below.

"Seller" has the meaning set forth in the introductory paragraph above.

"SMC" has the meaning set forth in the recitals above.

"SMC Closing" means the date the SMC Sale is consummated.

"SMC Documents" means the Ecuador Law documents pursuant to which the SMC Sale shall be consummated.

"SMC Interests" has the meaning set forth in Section 2.2(d) below.

"SMC Sale" has the meaning set forth in Section 2.2(d) below.

"Spin-Off Date" and "Spin-Off Closing Date" each refer to the date the Peruvian Transfer Documents become effective and transfer to Buyer or Assignee the Purchased Assets other than SMC.

"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (iii) license, registration and documentation fees; and (iv) customs' duties, tariffs, and similar charges.

"Tax Returns" means all income, excise, sales unemployment, employer and employee withholding, social security, occupation, franchise, and other Tax returns or Tax reports required by federal, state or local Law or regulation.

"Transaction Documents" means this Agreement and any other documents, Contracts or instruments executed and delivered at a Closing by a party hereto pursuant to Section 2.2 hereof.

"Turbine Assets" means, collectively, the three GE LM 6000 PD Sprint Units described on Exhibit F hereto, and associated personal property and, if transferrable, contractual rights; provided, that Buyer shall not be required to pay any amounts or assume any obligations in connection with the transfer of any contractual rights.

"Turbine Sale" has the meaning set forth in the recitals above.

"Turbine Proceeds" has the meaning set forth in the recitals above.

"Zedd Agreement" means that certain Purchase and Sale Agreement, dated on or about July 8, 2015, between Seller and Zedd Energy Holdco Ltd. ("Zedd"), an exempted limited company organized and existing under the laws of the Cayman Islands.

"Zedd Assignment Documents" means the Assignment and Bill of Sale Without Warranty attached as Exhibit B hereto, (ii) the Assumption, Release and Indemnity Agreement attached as Exhibit C hereto and (iii) the Assignment of Quotas attached as Exhibit D hereto (with appropriate insertions therein to be made as of the Zedd Closing).

"Zedd Closing" has the meaning set forth in Section 7.9 below.

"Zorritos Party" means each of Upland Oil & Gas, S.R.L., BPZ XXIII and Buyer, and any designee thereof which will, as of the relevant Closing, take ownership of any Purchased Assets.

1.2 Rules of Interpretation. The singular includes the plural, and the plural includes the singular. A reference to any Law includes any amendment or modification thereto, all rules and regulations promulgated under such Law and all administrative and judicial authority

exercisable thereunder. A reference to a Person includes its permitted successors and assigns. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified. The word "including" shall mean including without limitation. Any date specified for any action hereunder that is not a Business Day shall be deemed to mean the first Business Day after such date. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made an integral part hereof.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale; Spin-Off Date; Closing. On the applicable Closing Date, concurrently with the payment of the applicable portion of Purchase Price by Buyer to Seller, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, subject to the terms hereof, (a) on the Spin-Off Closing Date, the Purchased Assets other than SMC, and (b) on the SMC Closing Date, the SMC Interests, in each case and on such date, free and clear of any Encumbrances (other than those described in clause (iv) of the definition of Permitted Encumbrances). The purchase price for the Purchased Assets shall be an amount equal to ONE MILLION AND NO/100 U.S. Dollars ($1,000,000.00) (such amount, the "Purchase Price"), with the Purchase Price being subject to adjustment only as set forth in Section 2.2(d). At each Closing, Seller shall apply the balance of the Deposit Amount to the Purchase Price then due. Each Closing shall take place at the offices of Seller in Houston, Texas, commencing at 11:00 a.m. local time on the Business Day on which all conditions to the applicable Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to satisfaction of such condition at Closing).

2.2 Deliveries.

(a) Seller's Deliverables. On the Spin-Off Closing Date, Seller will deliver, or cause to be delivered to Buyer or its designees counterparts executed by the Affiliate of Seller which is the transferor of the Purchased Assets thereunder, to the Peruvian Transfer Documents, and the relevant documents specified in Section 5.1. On the SMC Closing Date, Seller will deliver, or cause to be delivered to the relevant Zorritos Party counterparts executed by Seller to the SMC Documents and the relevant documents specified in Section 5.1.

(b) Buyer's Deliverables. On the Spin-Off Closing Date, Buyer will deliver, or cause to be delivered to Seller or its designees counterparts executed by the Zorritos Party party to the Peruvian Transfer Documents, and the relevant documents specified in Section 5.2. On the SMC Closing Date, Buyer will deliver, or cause to be delivered to Seller or its designees counterparts executed by Buyer to the SMC Documents and the relevant documents specified in Section 5.2. For the avoidance of doubt, no Zorritos Party shall be required to execute the Peruvian Transfer Documents until the conditions set forth in Section 5.1 have been satisfied or waived (other than conditions which by their nature are satisfied at Closing).

(c) Other Deliverables. In addition, on the Spin-Off Date or SMC Closing Date, as applicable, Buyer and Seller shall execute and deliver any other documents required under

applicable Law for the consummation of the transactions contemplated hereby on such Closing Date, including other customary closing documents reasonably requested by either Party to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement. If the Spin-Off Closing has not occurred by the date of the "Closing" under the Zedd Agreement, Seller shall, to the maximum extent permitted under the Zedd Agreement, cause Zedd and its applicable subsidiaries to execute and deliver any other documents required under applicable Law for the consummation of the transactions contemplated hereby on such Closing Date, including other customary closing documents reasonably requested by Buyer to consummate the transactions contemplated herein.

(d) SMC Closing. The sale of all of the outstanding capital stock of SMC (the "SMC Interests" and such sale, the "SMC Sale") is subject to an Ecuadorian Governmental Approval and to a right of first refusal pursuant to contracts to which SMC is a party ("ROFR Rights"). On the Effective Date, Seller shall promptly notify each party that has ROFR Rights with respect to the SMC Interests of the pending sale of such SMC Interests in order that the parties holding such ROFR Rights may exercise those rights. Notwithstanding anything herein to the contrary, if any parties exercise their ROFR Rights or the Ecuadorian Governmental Approval is denied, the SMC Interests shall be excluded from the Purchased Assets and the Buyer shall not acquire the SMC Interests. If the SMC Interests are not acquired by Buyer on the Spin-Off Date, the portion of the Purchase Price due on such date shall be $750,000, and if the SMC Closing occurs later as contemplated in this Agreement, on such later date the remaining $250,000 of the Purchase Price shall be paid to Seller from the Deposit Amount and applied to the $250,000 balance of the Purchase Price. If the SMC Closing has not occurred on or prior to the Expiration Date, the $250,000 balance of the Purchase Price shall be returned to Buyer within three (3) Business Days.

(e) Actions of the Parties. Prior to the Spin-Off Date, Seller shall take the following actions, either directly or by causing its Affiliates or wholly owned subsidiaries to cause the following: (a) the License Assignment to the Assignee; (b) notify Perupetro S.A. of the License Assignment and use commercially reasonable efforts to obtain the Perupetro Guarantee Approval; (c) Seller shall and shall cause BPZ E&P to transfer the E&P Inventory and all Intellectual Property related to the Block Licenses to BPZ XXIII free and clear of all Encumbrances other than Permitted Encumbrances; and (d) transfer one hundred percent of the outstanding capital stock in the Group Companies to the Buyer free and clear of all Encumbrances (other than those described in clause (iv) of the definition of Permitted Encumbrances). After the Spin-Off Date, Seller and Buyer shall work in good faith to consummate the SMC Sale.

2.3 Conditions to Effectiveness; Deposit Amount. Notwithstanding the execution of this Agreement, no Section of this Agreement other than this Section 2.3 or Article 10 shall become effective or binding upon the Parties until such date as: (i) Buyer has paid to Seller, in U.S. dollars and by wire transfer of immediately available funds, an amount equal to one million dollars ($1,000,000.00) (such amount, the "Deposit Amount" and such date, the "Effective Date") and (ii) each relevant Zorritos Party shall have delivered to Seller duly authorized and fully executed (undated) signature pages to the Zedd Assignment Documents to which it is party. The Deposit Amount may be deposited in an interest-bearing account or accounts, and any interest earned thereon shall inure solely to the benefit of Buyer.

2.4 Disposition of Deposit Amount.

(a) If the Spin-Off Date and/or SMC Sale shall occur, the Deposit Amount (including interest earned thereon) actually received by Seller as of the relevant Closing Date shall be credited against the portion of the Purchase Price then due.

(b) If on the Expiration Date: (i) all of the conditions precedent in Section 5.1 have been satisfied or waived, and (ii) Buyer is in breach of its representations, warranties and covenants hereunder entitling Seller to terminate this Agreement as contemplated by Section 9.1(c): (A) Seller may in its sole discretion terminate this Agreement effective as of the Expiration Date, and (B) Seller shall be entitled to indefeasibly retain the entirety of the balance of the Deposit Amount, which Deposit Amount shall constitute liquidated damages for Buyer's breaches hereunder, and Buyer shall have no further liability or obligations to Seller under this Agreement.

(c) If: (i) this Agreement is terminated by either Party in accordance with Article 9 and the conditions in Sections 2.4(b)(i) and (ii) have not been satisfied or have not occurred, the Deposit Amount shall be returned by Seller to Buyer within three (3) Business Days of receipt by Seller of written wire transfer instructions specifying the accounts to which the Deposit Amount is to be returned.

(d) The Parties acknowledge and agree that the retention by Seller of the Deposit Amount pursuant to Section 2.4(b) above: (i) is intended as liquidated damages and is not a penalty, (ii) is Seller's sole and exclusive remedy for Buyer's breach and default under this Agreement, (iii) is in reasonable proportion to the probable Loss suffered by Seller, and (iv) the amount of Seller's actual Loss is incapable or difficult of precise estimation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows as of the Effective Date (unless another date is expressly stated):

3.1 Organization, Qualification and Power. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concept exists under the law of its incorporation or organization), has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (to the extent such concept exists under applicable Law in the relevant jurisdiction) in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchased Assets.

3.2 Authorization. Except for such authorization as is required by the Bankruptcy Court pursuant to the Sale Order, Seller has the requisite corporate power and authority to execute and deliver this Agreement and/or the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions

contemplated hereby and thereby, including to sell and transfer (pursuant to this Agreement) the Purchased Assets. The execution and delivery by Seller of this Agreement and the other Transaction Documents and the performance by Seller its obligations hereunder and thereunder, have been duly and validly authorized by the requisite corporate action on the part of Seller. Seller has taken all action necessary to authorize each of its subsidiaries to authorize the dividending of the Purchased Assets to Seller, and Seller's subsidiaries have taken all action necessary to authorize the transfer of the Purchased Assets to Buyer (or its designee).

3.3 Enforceability. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the other Transaction Documents to which they are party, such Transaction Documents will constitute (in each case assuming the due and valid execution and delivery by each other party hereto and thereto and receipt of any authorization required by the Bankruptcy Court pursuant to the Sale Order), its valid and legally binding obligation, enforceable against it in accordance with its terms and conditions.

3.4 Noncontravention. The execution and delivery by Seller of this Agreement does not, and the execution and delivery of each of the other Transaction Documents by Seller and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation of any Law or Governmental Approval applicable to Seller; (b) conflict with or result in a violation of any provision of the organizational documents of Seller; (c) conflict with, result in a breach of, give rise to a right to terminate, give rise to the acceleration of any obligation under, constitute a default under, or require any notice under any Contract which is material to the business of the Purchased Assets, taken as a whole, or by which assets material to the Purchased Assets (taken as a whole) are bound, except for such violations, defaults, breaches, or other occurrences as to which requisite waivers or consents have been obtained; or (d) result in the creation or imposition of any Encumbrance upon the Purchased Assets (other than Encumbrances created by this Agreement).

3.5 EENE. Exhibit E sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by EENE (individually, an "Owned Property" and collectively, the "Owned Properties"). EENE has good and marketable fee title to all Owned Property free and clear of all Encumbrances of any nature whatsoever, except Permitted Encumbrances.

3.6 Financial Condition. As of the Closing Date, the consolidated Balance Sheet of Seller dated as of May 31, 2015 and attached hereto as Schedule 3.6, have, solely with respect to the Group Companies, and except for any Permitted Action, had no adverse material change from the date of such Balance Sheets through and as of the Closing Date. For purposes of this Section 3.6, "material change" shall mean an aggregate increase of the liabilities of the Group Companies in excess of $50,000 or a decrease of the assets of the Group Companies in excess of $50,000 but shall in all respects exclude, for the purposes of determining the amounts of assets: (i) cash applied to operating expenses in the ordinary course of business, and (ii) cash dividends and distributions permitted by Section 7.6(b)(i). As of the SMC Closing, the aggregate cash balances retained in the bank accounts of SMC (after deduction for any checks or other drafts outstanding) shall equal or exceed $40,000 (the "Required Closing Cash").

3.7 Disclaimer of Other Representations and Warranties.

(a) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE TRANSACTION DOCUMENTS AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER ON THE CLOSING DATE, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE AS TO THE INTERESTS, THE GROUP COMPANIES OR THEIR ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE GROUP COMPANIES OR THEIR ASSETS, INCLUDING, WITHOUT LIMITATION, THE ABILITY OF ANY PERSON TO EXTRACT OR PRODUCE HYDROCARBONS.

(b) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE TRANSACTION DOCUMENTS, AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER AT THE CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING ENVIRONMENTAL LAWS, OR AS TO THE CONDITION OF THE GROUP COMPANIES ASSETS, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE GROUP COMPANIES ASSETS AND ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

(c) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE TRANSACTION DOCUMENTS, AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER AT THE CLOSING, THE GROUP COMPANIES ASSETS AND THE INTERESTS ARE SOLD "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE "WITH ALL FAULTS."

(d) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, THE TRANSACTION DOCUMENTS AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER ON THE CLOSING DATE, NO MATERIALS OR INFORMATION PROVIDED BY, FURNISHED OR COMMUNICATIONS BY SELLER OR ITS REPRESENTATIVES (ORALLY OR IN WRITING), INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, MATERIAL, PROJECTION OR ADVICE CONTAINED IN THE DUE DILIGENCE MATERIALS OR PROVIDED TO BUYER BY ANY MEMBER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY AFFILIATES THEREOF WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE INTERESTS, ANY GROUP COMPANY OR THEIR ASSETS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the Effective Date (unless another date is expressly stated):

4.1 Organization. Buyer: (i) is a corporation duly organized and validly existing under the Laws of Panama, (ii) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the Purchased Assets and (iii) has the requisite corporate power and authority to conduct its business as it is now conducted and to own its Assets. As of the Effective Date and Spin-Off Closing Date, the Assignee is a Qualified Operator.

4.2 Authorization. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to purchase (pursuant to this Agreement) the Purchased Assets. The execution and delivery by Buyer of this Agreement and the other Transaction Documents and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by the requisite corporate action on the part of Buyer.

4.3 Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and upon the execution and delivery by Buyer of the other Transaction Documents, such Transaction Documents will constitute (in each case assuming the due and valid execution and delivery by each other party hereto and thereto), its valid and legally binding obligation, enforceable against it in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

4.4 Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the execution and delivery of each of the other Transaction Documents by Buyer and performance by Buyer of its obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a violation of any Law applicable to Buyer; (ii) conflict with or result in a violation of any provision of the organizational documents of Buyer; or (iii) conflict with, result in a breach of, constitute a default under, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its Assets is subject. No consent, filing, notice, authorization, or approval of any Governmental Authority or other Person on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.5 Bankruptcy. There is no bankruptcy, reorganization, or insolvency Action pending against, being contemplated by or threatened against Buyer.

4.6 Accredited Investor; Investment. Buyer is an "accredited investor" within the meaning of Regulation D under the Securities Act, and the rules and regulations promulgated thereunder. Buyer acknowledges that none of the Purchased Assets has been, or are contemplated to be, registered under any federal, state or local or international securities Laws (collectively, "Securities Laws"), and may not be resold unless permitted under applicable exemptions contained in the Securities Laws or upon satisfaction of the registration or qualification requirements of the Securities Laws. Buyer acknowledges and agrees that it must bear the economic risk of its investments under this Agreement for an indefinite period of time since such investments have not been registered or qualified under the Securities Laws, and, therefore, cannot be sold unless it is subsequently registered or exemptions from registration or qualification are available. Buyer is not acquiring such investments with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. Buyer, together with its members, managers, directors and executive officers and advisors, is familiar with investments of the nature of the investments contemplated under this Agreement, understands that these investments involve substantial risks and has substantial knowledge and experience in financial and business matters, including, without limitation, energy power (including wind energy) production projects, such that it is capable of evaluating, and has evaluated, the merits and risks inherent in entering into the transactions contemplated under this Agreement and the other Transaction Documents, and is able to bear the economic risks of such investment.

4.7 Brokers' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid Action by any Person against Seller or any of its Affiliates for a finder's fee, brokerage commission or similar payment.

4.8 Funding. The funds for the Purchase Price were not obtained in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar foreign or domestic anti-corruption, anti-bribery or anti-money laundering Laws.

4.9 Due Diligence Investigation and Other Acknowledgements. Buyer acknowledges and agrees that it has fully and independently conducted its due diligence and, in consummating the transactions contemplated by this Agreement and the other Transaction Documents, is relying exclusively upon: (i) the representations and warranties of Seller contained in Article 3 of this Agreement, in the Transaction Documents and the certificates, Schedules and other documents executed and delivered by Seller under this Agreement and the other Transaction Documents, and (ii) its own independent due diligence, including its inspections and investigations, of the Group Companies and the Purchased Assets, Liabilities, results of operations, condition (financial or otherwise) and prospects of the Group Companies and the Purchased Assets. Buyer acknowledges and agrees that it has reviewed and accepted the disclaimers set forth in Section 3.7 of this Agreement. Seller has made available for Buyer's review all material information requested by Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE 5
CONDITIONS TO OBLIGATIONS TO CLOSE

5.1 Conditions to Obligation of Buyer. The obligations of Buyer hereunder to purchase the relevant Purchased Assets on the applicable Closing Date are subject to the satisfaction, at or before such Closing, of the conditions set forth below, all or any of which may be waived in whole or in part by Buyer in its sole discretion (it being understood and agreed by the Parties that, save as expressly stated below: (x) in respect of the Spin-Off Closing, none of the conditions or representations shall relate or extend to SMC, and (y) in respect of the SMC Closing, none of the conditions or representations shall relate or extend to any Purchased Assets other than SMC);

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 above shall be true and correct on and as of the Closing Date, as applicable, as though made on and as of the Closing Date (without regard to any express qualifier therein as to materiality or material adverse effect on the Purchased Assets) except to the extent such representations and warranties were made as of a specified date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchased Assets (other than the representations and warranties set forth in Section 3.6, which shall be true and correct in all respects on the Closing Date);

(b) Performance of Covenants. Seller shall have, in all material respects, performed and complied with all of the covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing;

(c) No Injunction. There shall not be (i) any Order or Law in effect or any Action pending or threatened against any Party or Group Company preventing, or which seeks to prevent, the consummation of any of the transactions contemplated by this Agreement to occur on such Closing Date or (ii) any Order or Law deemed applicable to such transactions, by any Governmental Authority of competent jurisdiction over the Parties or any Group Company, which would render the purchase and sale contemplated hereby to occur on such Closing Date to be illegal;

(d) Delivery of Certificate. Seller shall have delivered to Buyer a certificate dated as of the Closing Date and duly executed by an officer of Seller, which certifies to the effect that each of the conditions specified above in Sections 5.1(a) through 5.1(c) (inclusive) is satisfied in all respects;

(e) Certificate of Incumbency. Seller shall have delivered to Buyer a certificate dated as of the Closing Date, as to the officers, members or managers, as applicable, and other personnel of Seller executing this Agreement and any certificate, instrument or other Transaction Document to be delivered by Seller at the Closing;

(f) Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions

contemplated by this Agreement and the Transaction Documents relevant to such Closing shall have occurred;

(g) Closing Deliverables. Seller shall have delivered, or caused to be delivered, to Buyer the documents and other instruments specified in Section 2.2(a) above;

(h) Good Standing. A certificate of fact issued by the Texas Secretary of State within ten days of the Closing Date indicating that the Seller remains in existence;

(i) Authorizing Resolutions. Seller shall have delivered to Buyer a certificate dated as of the Closing Date, certifying: (i) that attached thereto are true, accurate and complete resolutions or extracts of board minutes of Seller and its Affiliates (including its subsidiaries) duly authorizing the execution, delivery and performance by them of any agreement, document or certificate to delivered by Seller or its Affiliates (including its subsidiaries) on the Closing Date, and (ii) that such resolutions are in full force and effect as of the Closing Date;

(j) Resignations. In respect of the Spin-Off Closing, Buyer shall have received written instruments of (i) resignation from each of the officers and directors of each Group Company and (ii) cancellation of existing powers of attorneys granted with respect to each Group Company, in each case, other than SMC, effective as of the Spin-Off Closing. In respect of the SMC Closing, Buyer shall have received written instruments of (i) resignation from each of the officers and directors of SMC and (ii) cancellation of existing powers of attorneys granted with respect to SMC, in each case, effective as of the SMC Closing;

(k) Required Closing Cash. In respect of the SMC Closing, Seller shall have delivered to Buyer bank statements, electronic screen captures, or other evidence reasonably satisfactory that SMC retains aggregate cash balances in its bank accounts (after deduction for any checks or other drafts outstanding) at least equal to the Required Closing Cash as of the SMC Closing;

(l) Release. In respect of the Spin-Off Closing, Buyer shall have received written instruments of release from Seller or, to the extent not already delivered, if "Closing" has occurred under the Zedd Agreement, Zedd (or their respective Affiliates, as applicable), effective as of the Spin-Off Closing Date, releasing each Group Company other than SMC from any and all intercompany debts and obligations and any and all related party obligations between such Group Company any other Person that was an Affiliate thereof prior to the consummation of the transactions contemplated in the Zedd Agreement which is not a Group Company. In respect of the SMC Closing, Buyer shall have received written instruments of release from Seller or, to the extent not already delivered, if "Closing" has occurred under the Zedd Agreement, Zedd (or their respective Affiliates, as applicable), effective as of the SMC Closing Date, releasing SMC from any and all intercompany debts and obligations and any and all related party obligations between SMC and any other Person that was an Affiliate thereof prior to the consummation of the transactions contemplated in the Zedd Agreement which is not a Group Company;

(m) Entry of Sale Order. The Sale Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Buyer and the Seller;

(n) Transfer of Intellectual Property. Seller shall have delivered to Buyer all copies, in whatever medium they exist, of all Intellectual Property of the Group Companies in the physical possession of Seller or its Affiliates (that are not Group Companies) and shall have executed an assignment, in form and substance satisfactory to Buyer, of all of its rights, if any, in such Intellectual Property to Buyer or its designees;

(o) SMC. Solely with respect to the SMC Sale, (i) the Spin-Off Closing shall have occurred and (ii) Seller shall have delivered evidence reasonably satisfactory to Buyer that the Ecuadorian Governmental Approval has been obtained and that the Persons holding ROFR Rights have either not exercised those rights or waived exercise thereof;

(p) Perupetro Approval. The Perupetro Approval shall have been issued to Buyer;

(q) For the avoidance of doubt, notwithstanding the foregoing, from and after each Closing, all conditions thereto set forth in this Section 5.1 shall have been deemed satisfied or waived.

5.2 Conditions to Obligation of Seller. The obligations of Seller hereunder to sell the relevant Purchased Assets on the applicable Closing Date and otherwise consummate the transactions to be performed by it in connection with the applicable Closing are subject to the satisfaction, at or before the such Closing, of the conditions set forth below, all or any of which may be waived in whole or in part by Seller in its sole discretion (it being understood and agreed by the Parties that, save as expressly stated below: (x) in respect of the Spin-Off Closing, none of the conditions or representations shall relate or extend to SMC, and (y) in respect of the SMC Closing, none of the conditions or representations shall relate or extend to any Purchased Assets other than SMC):

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 above shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (without regard to any express qualifier therein as to materiality or material adverse effect on the Purchased Assets) except to the extent such representations and warranties were made as of a specified date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchased Assets;

(b) Performance of Covenants. Buyer shall have performed and complied with all of the covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing;

(c) No Injunction. There shall not be (i) any Order or Law in effect or any Action pending or threatened against any Party or Group Company preventing, or which seeks to prevent, the consummation of any of the transactions contemplated by this Agreement to occur on such Closing Date or (ii) any Order or Law deemed applicable to such transactions, by any Governmental Authority of competent jurisdiction over the Parties or any Group Company, which would render the purchase and sale contemplated hereby to occur on such Closing Date to be illegal;

(d) Delivery of Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and duly executed by an officer of Buyer to the effect that each of the conditions specified above in Sections 5.2(a) through 5.2(c) (inclusive) is satisfied in all respects;

(e) Certificate of Incumbency. Buyer shall have delivered to Seller a certificate of incumbency, reasonably satisfactory in form and substance to Seller, dated as of the Closing Date, as to the officers and other personnel of Buyer executing this Agreement and any certificate, instrument or other Transaction Document to be delivered by Buyer at the Closing;

(f) Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents relevant to such Closing shall have occurred;

(g) Authorizing Resolutions. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and duly executed by an officer of Buyer, certifying (i) that attached thereto are true, accurate and complete resolutions or extract of board minutes of Buyer duly authorizing the execution, delivery and performance by it of any agreement, document or certificate to delivered by Buyer on the Closing Date, and (ii) that such resolutions are in full force and effect as of the Closing Date;

(h) Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller the documents and other things specified in Section 2.2(b) above;

(i) For the avoidance of doubt, notwithstanding the foregoing, from and after each Closing, all conditions thereto set forth in this Section 5.2 shall have been deemed satisfied or waived.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in Articles 3 and 4 of this Agreement shall not survive after the relevant Closing Date and will, for all purposes, expire as of the Closing to which they relate.

6.2 No Recourse.

From and after the Closing, none of Buyer, and Group Company, or any of their Affiliates, lenders or creditors shall have any recourse of any kind whatsoever against Seller or any of its Affiliates or their respective lenders or creditors for losses, liabilities or claims relating to the Purchased Assets, any Group Company or this Agreement or any other Transaction Document including the transactions contemplated thereby (including Seller's breach of any representations, warranties, covenants, or other provisions of this Agreement or any other Transaction Document).

ARTICLE 7
CERTAIN COVENANTS

7.1 Efforts to Close. The Parties shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy their respective conditions to the obligations contained in this Agreement. Without limiting the foregoing, each of the Parties shall (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable, and proceed diligently and in good faith, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities, (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith, and (iii) provide reasonable cooperation to each other in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons, in each case, as required of each of them, respectively, to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable. Neither Buyer nor Seller shall have any obligation to make any payment to any third party, including any Governmental Authority (other than ordinary filing fees with Governmental Authorities), to obtain any Seller Consent or Buyer Consent. Prior to making any filings with a Governmental Authority pursuant to this Section 7.1, each Party agrees to provide the other Party with a reasonable opportunity to review and provide prior comment upon any written notices, filings or other submissions which such Party plans to deliver or submit to any Governmental Authority. Each Party shall provide prompt notification to the other Party when any consent, approval, action, filing or notice referred to in clause (i) of this Section 7.1 is obtained, taken, made or given, as applicable, and shall promptly provide the other Party with copies of any communications sent or delivered to, or received from, any Governmental Authority or other Person(s) regarding any of the transactions contemplated by the Transaction Documents.

7.2 Notice of Developments. From the Effective Date until the Closing Date, Seller shall give notice to Buyer as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by Seller to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder, (c) the institution of or the threat of institution of any Action against Seller or any of the Group Companies related to this Agreement or the transactions contemplated hereby or (d) any materially adverse event that has occurred with respect to the Purchased Assets; provided that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the Buyer, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.3 Securities Law Covenant. Buyer will not transfer or otherwise dispose of any of the Interests, or any interest in the Interests, in such manner as to cause Seller or its Affiliates to be in violation of the registration requirements of the Securities Act, or applicable federal or state securities or blue sky Laws.

7.4 Announcements. On the Effective Date, Buyer and Seller shall cooperate to issue a press release or public announcement mutually satisfactory to each of them. Thereafter, prior to Closing, no press release or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement and the other Transaction Documents shall be issued or made by Buyer or Seller (or their respective Affiliates) without the joint approval of Buyer and Seller. A press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 7.4 if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Laws or rules. In all instances prior to Closing, prior notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment. The filings referenced in Section 7.1 shall not constitute any breach of this Section 7.4. Nothing is this Section 7.4 is meant to limit or require Buyer to obtain the consent of Seller with respect to announcements made about the Purchased Assets or the Group Companies (and not implicating Seller or the transaction contemplated by this Agreement, the Purchase Price hereunder or the terms hereof or of any other Transaction Document) after the Closing Date.

7.5 Access to Information. The Seller shall, and the Seller shall cause the Group Companies to, afford to Buyer and its accountants, counsel, financial advisors and other representatives, and to prospective financing sources, investors and placement agents and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Seller's and the Group Companies' respective properties and facilities (including all owned and leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information, Contracts and records of the Seller and the Group Companies and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Seller and the Group Companies as Buyer shall reasonably request; provided, that such investigation shall not unreasonably disrupt the Seller's operations. Prior to the Closing, the Seller shall generally keep Buyer informed as to all material matters involving the operations and businesses of the Seller and each of the Group Companies. The Seller shall authorize and direct the appropriate officers, directors, managers and employees to discuss matters involving the operations and business of the Seller or such Subsidiary, as the case may be, with representatives of Buyer and its prospective financing sources, investors or placement agents. Prior to the Closing, all nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be Confidential Information and Buyer shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use, other than in connection with the transactions contemplated by this Agreement or as otherwise required by applicable Law, any Confidential Information; provided, that Buyer and the Seller may disclose such information as may be necessary in connection with (i) seeking necessary consents and approvals as contemplated hereby and (ii) obtaining financing for the transactions contemplated by this Agreement and for the operations of the Seller after the Closing.

7.6 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly provided by this Agreement, and as is necessary to further the transactions contemplated hereby or by the Zedd Agreement (including, for the avoidance of doubt, the Turbine Sale and the Internal Restructuring (as defined in the Zedd Agreement), provided that (i) the Internal Restructuring does not materially adversely affect any of the Purchased Assets, including by increasing the liabilities or waiving any rights or benefits associated with or relating to the Purchased Assets which would result in the representation of Seller in Section 3.6 being untrue, and (ii) under no circumstances shall any of the Block Licenses be terminated or materially amended in any manner which would result in the representation of Seller in Section 3.6 being untrue as of the applicable Closing) or with the prior written consent of Buyer, between the date hereof and the Closing, Seller shall, save for the distributions and dividends permitted by the proviso in subclause (b)(i) below, it being understood and agreed that prior to the Spin-Off Closing, Seller may cause BPZ XXIII or any other Affiliate of Seller which is a Zorritos Party to execute and deliver any applicable Peruvian Transfer Document or Zedd Assignment Document (all of the actions permitted by this Section 7.6(a) being collectively referred to as "Permitted Actions"), cause the Group Companies to:

(i) conduct the respective businesses of the Group Companies only in the Ordinary Course of Business;

(ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Group Companies and (B) preserve the present relationships with Persons having business dealings with the Group Companies (including clients, customers and suppliers and service providers);

(iii) maintain (A) all of the Assets of, or used by, the Group Companies in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the Assets of the Group Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Group Companies in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Group Companies;

(v) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except with the prior written consent of Buyer, Seller shall, save for the distributions and dividends permitted by the proviso in subclause (b)(i) below, cause the Group Companies not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of any Interests or repurchase, redeem or otherwise acquire any Interests except for dividends or distributions in amounts which would not cause the condition in Section 5.1(k) to be unsatisfied as of the applicable Closing;

(ii) transfer, issue, sell, pledge, encumber or dispose of any Interests or grant options, warrants, calls or other rights to purchase or otherwise acquire any Interests;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any of the Group Companies, or amend the terms of any outstanding securities of any of the Group Companies;

(iv) amend the certificate of incorporation or bylaws or equivalent organizational or governing documents of any of the Group Companies;

(v) (A) increase the salary or other compensation of any director, manager, officer or employee, except for normal year-end increases in the Ordinary Course of Business (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, employees, agents or representatives of any of the Group Companies or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers or officers of any of the Group Companies (or amend any such agreement) to which any of the Group Companies is a party;

(vi) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any indebtedness of any of the Group Companies; or (C) modify the terms of any indebtedness or other liability;

(vii) subject to any Encumbrance or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the Assets (whether tangible or intangible) of, or used by, any of the Group Companies;

(viii) acquire any material Assets other than the Purchased Assets or, except for the Turbine Assets, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material Assets of, or used by, any of the Group Companies, other than for fair consideration in the Ordinary Course of Business;

(ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x) cancel or compromise any debt or claim or waive or release any material right of any of the Group Companies except in the Ordinary Course of Business;

(xi) enter into any commitment for capital expenditures of any of the Group Companies;

(xii) enter into, modify or terminate any labor or collective bargaining agreement of any of the Group Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any of the Group Companies;

(xiii) introduce any material change with respect to the operation of any of the Group Companies, including any material change in the types, nature, composition or quality of its products or services;

(xiv) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

(xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any related persons;

(xvi) make a change in any Group Company's accounting or Tax reporting principles, methods or policies;

(xvii) (i) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Seller shall have provided Buyer a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for Buyer to review and approve (such approval not to be unreasonably withheld or delayed);

(xviii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Group Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xix) terminate, amend, restate, supplement, abandon or waive any rights under any material Contract or permit other than in the Ordinary Course of Business;

(xx) terminate, amend, restate, supplement, abandon or waive any rights under any Block License or any other Agreement related thereto;

(xxi) settle or compromise any pending or threatened Action or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $25,000;

(xxii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xxiii) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; and

(xxiv) agree to do anything (A) prohibited by this Section 7.6, (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Transaction Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a material adverse effect on the Purchased Assets.

7.7 Related-Party Transactions. On or prior to the Closing Date, the Seller and the Group Companies shall (a) terminate all Contracts between Seller or its Affiliates on the one hand (other than the Group Companies) and any Group Company, on the other hand or (b) deliver releases executed by Seller and such Affiliates with whom such Contracts have been terminated providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided, that in no event shall the Seller or any of the Group Companies pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

7.8 Turbine Sale. If the Turbine Sale has not been fully consummated prior to the Closing Date, Buyer shall, and shall cause EENE to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to consummate the Turbine Sale. Seller acknowledges that Buyer shall be under no obligation to renew any maintenance or services contracts relating to the Turbine Assets, and shall have the right to cause any such contracts to be terminated if Seller does not provide sufficient funds to renew same. If (i) the Turbine Assets are insured under a certain "onshore energy package" policy that also covers Assets of certain Group Companies which remains in effect after the Closing, (ii) the insurance for the Turbine Assets cannot be severed from the "onshore energy package" policy prior to Closing without cost to Seller, Buyer or any Group Company and (iii) such insurance policy premiums have been peen pre-paid through the policy's stated expiration date, then, from and after Closing: (a) Buyer shall promptly add or cause to be added Seller (or the applicable Affiliate of Seller that then-currently owns the Turbine Assets, as notified to Buyer by Seller in writing) as an additional insured under the "onshore energy package" policy, (b) Buyer shall not terminate the "onshore energy package" policy covering the Turbine Assets prior to the expiration date of such policy, and (c) Buyer shall promptly deliver or cause to be delivered to Seller all insurance proceeds related to a loss of the Turbine Assets it may receive under the "onshore energy package" policy (less any applicable deductibles and costs). For avoidance of doubt, the Seller acknowledges that Buyer and the Group Companies shall have no obligation to (i) pay any premiums with respect to the "onshore energy package" policy covering the Turbine Assets, and that Buyer shall have the right, in Buyer's sole discretion, to terminate such policy or reduce the existing coverage limits of such policy if the premiums for such policy have not been paid prior to the Closing and (ii) Buyer and the Group Companies shall have no obligation to litigate any potential claims under such policy with respect to the Turbine Assets.

7.9 Additional Transaction Documents. The Parties shall work and negotiate in good faith to create and enter into, and consummate the transactions under: (i) the Peruvian Transfer Documents in customary form, and (ii) the SMC Documents, in customary form. The Parties expressly agree, for the avoidance of doubt, that no Peruvian Transfer Document or SMC Document shall in any circumstance grant the Buyer directly or indirectly any claim, cause of action, right or remedy not expressly set forth in this Agreement. Further, each relevant Zorritos Party shall deliver executed counterparts to each of the Zedd Assignment Documents substantially simultaneously with the execution of this Agreement and in any event within two (2) Business Days (subject to Section 2.3), which counterparts shall be held in escrow by Seller until the consummation of transactions contemplated by the Zedd Agreement (the "Zedd Closing"). Buyer hereby grants to Seller the limited power of attorney to date and deliver, at and as of the Zedd Closing, to Zedd on behalf of the relevant Zorritos Party each of the signature pages to the Zedd Assignment Documents delivered by Buyer to Seller in exchange for delivery by Zedd (or the applicable subsidiary of Zedd specified as a party thereto) of executed counterparts of the Zedd Assignment Documents to Buyer (or to Seller if Buyer is not present at the Zedd Closing) at the Zedd Closing.

ARTICLE 8
TAX MATTERS

After Closing, Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Group Company which are required to be filed after the Closing Date, irrespective of whether the tax period related thereto ended prior to the Closing Date. Buyer will pay all Taxes with respect to any Group Company due after the Closing Date, irrespective of whether such Taxes are related to periods before or after the Closing Date. Seller shall have no liability of any kind whatsoever for any Taxes of any Group Company due after the Closing Date, it being understood that Buyer shall be responsible for all such amounts and Buyer shall be entitled to any refund or rebate of Taxes received or earned after the Closing Date.

ARTICLE 9
TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

(a) by mutual written consent of the Parties hereto;

(b) by either Seller or Buyer, in the event of the issuance of a final, non-appealable Order or Law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents; *provided however,* that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if such Party is then in material breach of its representations, warranties or covenants hereunder;

(c) on the Expiration Date, by either Buyer or Seller upon written notice to the other in the event of a material breach of any representation, warranty or covenant contained in this Agreement on the part of the other Party (other than as described in subclause (e) below), which

breach (x) would result in, if occurring or continuing on the Spin-Off Closing Date, the failure of any condition to the terminating Party's obligations set forth in Article 5 to be satisfied, and (y) has not been cured within five (5) days after the giving of written notice to the breaching Party of such breach; *provided, however,* that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party if such Party is then in material breach of any of its representations, warranties or covenants hereunder, or whose failure to take any action required to fulfill any of such Party's obligations under this Agreement has caused or resulted in the failure of the Spin-Off Closing Date to occur prior to the Expiration Date;

(d) by either Buyer or Seller if the Spin-Off Closing Date has not occurred on or before the Expiration Date; *provided, however,* that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party that is then in material breach of any of its representations, warranties or covenants under this Agreement, or whose failure to take any action required to fulfill any of such Party's obligations under this Agreement has caused or resulted in the failure of such Closing to occur prior to the Expiration Date; or

(e) by Seller if Buyer has not paid the Deposit Amount in accordance with Section 2.3 by the third Business Day following the date of this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall promptly be given by the terminating Party to the other Party, this Agreement shall become null and void upon the effectiveness of such notice and there shall be no liability or obligation on the part of Seller or Buyer, or any of their respective Representatives or Affiliates, as the case may be, except with respect to Section 2.3, Section 2.4, this Section 9.2 and Article 10, which shall continue to apply following any such termination; *provided, however*, that, except as provided in Section 2.4, no termination of this Agreement shall relieve any Party of liability for breach of this Agreement occurring prior to termination.

ARTICLE 10
MISCELLANEOUS

10.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic means shall be deemed to be effective as manual delivery thereof.

10.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Notices. All notices, requests, demands, Actions, and other communications hereunder will be in writing. Any notice, request, demand, or other communication hereunder shall be deemed duly given two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

BPZ Resources, Inc.
580 Westlake Park Blvd #525
Houston, TX 77079-2628
Attn: General Counsel
Phone: 281-556-6200
Facsimile: 281-556-6377

with a copy, which shall not constitute notice, to:

Stroock & Stroock & Lavan LLP
2029 Century Park East, Suite 1600
Los Angeles, CA 90067
Attn: Frank Merola, Esq.
Phone: 310-556-5800
Facsimile: 310-407-6302

If to Buyer:

ZORRITOS PERU HOLDINGS INC.
Av. Circunvalacion del Golf 334
Santiago de Surco – Lima
Lima 33 - Peru
Attn: Raymond Joseph Cochard
Phone:
Facsimile:

Haynes and Boone, LLP
1221 McKinney St., Suite 2100
Houston, Texas 77010
Attn: Charles A. Beckham, Jr., Esq.
Phone: 713-547-2243

Any Party may send any notice, request, demand, Action, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, or ordinary mail), but no such notice, request, demand, Action, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the

address to which notices, requests, demands, Actions, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.6 Governing Law; Forum; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Texas without regard to the conflicts of laws provisions thereof. The Bankruptcy Court shall have jurisdiction over any and all disputes between or among the parties, whether in law or equity, all Actions arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby; provided, however, if the Bankruptcy Court is unwilling or unable to hear any such dispute, each Party hereby submits to the nonexclusive jurisdiction of the United States District Court and the courts of the State of Texas, in either case sitting in the city of Houston, Texas. Each Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.8 Expenses; Attorney's Fees; No Consequential Damages. As between Buyer, on the one hand, and Seller, on the other hand, each Party shall (except as otherwise expressly provided in this Agreement) be responsible for its own costs and expenses, including any legal fees, incurred in connection with this Agreement and the transactions contemplated hereby. In no event shall either Party be liable hereunder for any special, punitive, exemplary, incidental or consequential damages or damages calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), or diminution in value, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party's sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby.

10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and duly executed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11 Enforcement of the Agreement. In the event of any default under this Agreement, or breach of any of the terms, conditions and provisions of this Agreement, the Party who is thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition (subject to the limitations set forth in Articles 6 and 9) to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that any such default or breach would cause irreparable injury, that the remedies at law for any such default or breach including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.13 Entire Agreement. This Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, and any prior confidentiality agreements executed by the Parties in respect of the transactions contemplated by this Agreement, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth herein or therein. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The Parties hereto represent and acknowledge that in executing this Agreement, the Parties did not rely, and have not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by any other party hereto, except as expressly contained in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

ZORRITOS PERU HOLDINGS INC.

By: ______________________________

Name: Jorge Fernando Rivera Reusche
Title: Director

By: ______________________________

Name: Raymond Joseph Cochard
Title: Director

SELLER:

BPZ RESOURCES, INC.

By: ____________________________

Name: Manuel Pablo Zúñiga Pflücker
Title: President and Chief Executive Officer

EXHIBIT A

Inventory List

EXHIBIT B

Assignment and Bill of Sale Without Warranty

ASSIGNMENT AND BILL OF SALE WITHOUT WARRANTY

THE STATE OF TEXAS

COUNTY OF HARRIS

THIS ASSIGNMENT AND BILL OF SALE WITHOUT WARRANTY (this "Assignment and Bill of Sale") is executed and delivered by BPZ Exploracion & Produccion, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("Assignor"), to Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama ("Zorritos"), and BPZ Lote XXIII, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("Lote" and together with Zorritos, "Assignees"), and agreed to and acknowledged by Assignees, effective as of the ____ day of July, 2015.

Reference is made to that certain Purchase and Sale Agreement, dated as of July 8, 2015, by and among BPZ Resources, Inc., a Texas corporation ("Debtor"), and Zorritos, as Buyer (the "Purchase Agreement").

For and in consideration of the delivery to Assignor of the Assumption, Release and Indemnity Agreement executed by Assignees and Zorritos dated as of the date hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor is transferring and conveying, and does herby transfer and convey, to (a) Zorritos, all of its right, title and interest in and to the properties and interests described on Part 1 of the attached Schedule A and (b) to Lote, all of its right, title and interest in and to the properties and interests described on Part 2 of the attached Schedule A (the properties and interests described in the foregoing clauses (a) and (b), collectively, the "Spin-Off Assets"). If, after the Effective Date, Assignor or any of its subsidiaries receives any part of the Cash Collateral described on Schedule A, Assignor shall promptly forward such Cash Collateral to Assignees.

On March 9, 2015, the Debtor filed voluntary petition for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"). On July 8, 2015, the Bankruptcy Court entered an order (such order, the "Order"), authorizing the Debtor to sell certain assets, of which the Spin-Off Assets are a part, a certified copy of which Order is attached hereto as Exhibit A and incorporated herein for all purposes by this reference. This Assignment and Bill of Sale is made pursuant to the Order.

In the event any further action is necessary after the Effective Date to effect the assignment of the Spin-Off Assets to an Assignee (or its designee) as provided herein, each of Assignor and each Assignee agree to reasonably cooperate with each other and take such further action as the other party reasonably may request, all at the sole cost and expense of Assignees (including the payment (or reimbursement if paid by Assignor directly) by Assignees of all out of pocket expenses (including fees and expenses of legal counsel) incurred by Assignor in furtherance of the foregoing).

THE ASSIGNMENT OF THE SPIN-OFF ASSETS PURSUANT TO THIS ASSIGNMENT AND BILL OF SALE IS MADE ON AN "AS-IS", "WHERE IS" BASIS AND

WITHOUT ANY REPRESENTATION OR WARRANTY AS TO TITLE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SPIN-OFF ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING ENVIRONMENTAL LAWS, OR AS TO THE CONDITION THEREOF, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE SPIN-OFF ASSETS AND ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

This Assignment and Bill of Sale may be executed in any number of counterparts, and all counterparts so executed shall constitute one Assignment and Bill of Sale, binding upon all of the parties hereto, notwithstanding that all the parties are not signatory to the original or same counterpart.

This Assignment and Bill of Sale may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

THIS ASSIGNMENT AND BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE "BANKRUPTCY COURT") SHALL HAVE NON-EXCUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ALL ACTIONS ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND BILL OF SALE OR THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HERETO HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED, HOWEVER, IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, EACH PARTY HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND THE COURTS OF THE STATE OF TEXAS, IN EITHER CASE SITTING IN THE CITY OF HOUSTON, TEXAS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND BILL OF SALE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Bill of Sale to be duly executed on this, the _____ day of 2015. This Assignment and Bill of Sale shall be effective at the Effective Date.

ASSIGNOR:

BPZ EXPLORACION & PRODUCCION, S.R.L.

By: ________________________________
Name:
Title:

Address of Assignor:

STATE OF __________ §
§
COUNTY OF __________ §

This instrument was acknowledged before me on __________, 2015, by ________________________ of BPZ Exploracion & Produccion, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, on behalf of said entity.

Notary Public in and for
The State of
Name:
My Commission Expires:

ASSIGNEE:

ZORRITOS PERU HOLDINGS INC.

By: ______________________________________
Name:
Title:

Address of Assignee:

STATE OF __________ §
§
COUNTY OF __________ §

This instrument was acknowledged before me on __________, 2015, by ________________________________ of Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama, on behalf of said entity.

Notary Public in and for
The State of
Name:
My Commission Expires:

BPZ LOTE XXIII, S.R.L.

By: ______________________________
Name:
Title:

Address of Assignee:

STATE OF __________ §
§
COUNTY OF __________ §

This instrument was acknowledged before me on __________, 2015, by ________________________________ of BPZ Lote XXIII, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, on behalf of said entity.

Notary Public in and for
The State of
Name:
My Commission Expires:

Schedule A

Spin-Off Assets

Part 1

1. Block XIX License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated December 12, 2003, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XIX, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

2. Block XXII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

3. Block XXIII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXIII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

4. All cash or other collateral supporting any corporate or financial guarantees granted or issued by BPZ E&P with respect to the License Contracts identified in items 1, 2 and 3 above.

5. Any other contracts, licenses, permits, orders and related rights of Assignor to the extent relating solely to the ownership, operation or use of the Spin-Off Assets.

Part 2

1. The materials and supplies specifically identified on Appendix 1 attached hereto.

2. All right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, to the extent relating solely to the License Contracts identified in items 1, 2 and 3 above, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with

the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary confidential Information; and (v) contracts granting any right relating to or under the foregoing.

Appendix 1

Inventory

Exhibit A

Order

[Sale Order to be attached.]

EXHIBIT C

Assumption, Release and Indemnity Agreement

ASSUMPTION, RELEASE AND INDEMNITY AGREEMENT

This ASSUMPTION, RELEASE AND INDEMNITY AGREEMENT (this "Agreement") is entered into as of the _____ day of July, 2015 (the "Effective Date"), by and among (i) Zedd Energy Holdco Ltd., an exempted limited company organized and existing under the laws of the Cayman Islands ("Zedd"), BPZ Energy, L.L.C., a limited liability company organized and existing under the laws of the State of Texas ("BPZ Texas"), BPZ Exploracion & Produccion, S.R.L, a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("BPZ E&P"), and BPZ Marine Peru S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("BPZ Marine" and, together with BPZ Texas and BPZ E&P, the "Group Companies" and, collectively with Zedd, the "Zedd Parties"), (ii) Empresa Electrica Nueva Esperanza, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("EENE"), and (iii) BPZ Lote XXIII, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("Lote"), and Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama ("Zorritos" and together with Lote and any other entity executing a Joinder in accordance with this Agreement, the "Zorritos Parties").

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated July 8, 2015, by and among BPZ Resources, Inc., a Texas corporation ("Debtor"), and Zorritos (the "Zorritos Purchase Agreement"), Debtor has agreed to sell to Zorritos (or the applicable Zorritos Parties), and Zorritos has agreed to purchase, among other assets to be purchased from Debtor or its subsidiaries (other than the Group Companies), the assets listed on Exhibit A attached hereto (such assets, the "Spin-Off Assets") and the Zorritos Parties have agreed to execute and deliver this Agreement to and for the benefit of the Zedd Parties; and

WHEREAS, this Agreement also is being delivered pursuant to Section 7.15 of the Purchase and Sale Agreement, dated July 8, 2015, between Zedd and Debtor (the "Zedd PSA").

NOW, THEREFORE, for and in consideration of the execution and delivery of (a) the Assignment and Bill of Sale from BPZ E&P to Zorritos and Lote dated as the date hereof (the "Assignment Agreement") and (b) the execution and delivery to Zorritos by the applicable holders of equity interests in EENE (the "EENE Interests") of the Assignment of Quotas dated as of the date hereof (the "EENE Assignment Documents"), and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Zorritos Parties, the Zorritos Parties hereby agrees as follows:

1. **Assumption**.

a. Zorritos hereby undertakes, assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when and to the extent due, all liabilities, obligations and commitments of any nature, whether known or unknown, of the Zedd Parties arising from, based upon, related to or associated with the items set forth on Part 1 of Exhibit A, regardless of whether such liabilities, obligations or commitments arose prior to, at or after the Effective Date, including without limitation all liabilities, obligations and commitments of the Group Companies described on Exhibit B hereto to the extent related thereto (collectively, the "License Assumed Obligations"); provided that, in the event that any entity other than Zorritos acquires any of the

rights or assets described on Part 1 of Exhibit A pursuant to the Zorritos Purchase Agreement (or as an assignee or designee of Zorritos of its rights thereunder) or otherwise prior to the second anniversary of the Effective Date, such entity shall execute a joinder to this Agreement, in form and substance reasonably acceptable to Zedd (a "Joinder"), shall assume the License Assumed Obligations described in this Section 1 related thereto and shall be treated as a Zorritos Party for purposes of Section 2 and, except as otherwise provided with respect to Upland in Section 3, Section 3 of this Agreement; provided, however, if Zorritos (or any assignee or designee of Zorritos) assigns a partial working interest in any license contract identified in Part 1 of Exhibit A (each, a "Block License"), such assignee shall not be required to execute a Joinder so long as Zorritos maintains an ownership interest of not less than 25% of such Block License.

b. Lote hereby undertakes, assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when and to the extent due, all liabilities, obligations and commitments of any nature, whether known or unknown, of the Zedd Parties arising from, based upon, related to or associated with the items set forth on Part 2 of Exhibit A, regardless of whether such liabilities, obligations or commitments arose prior to, at or after the Effective Date, including without limitation all liabilities, obligations and commitments of the Group Companies described on Exhibit B hereto to the extent related thereto (collectively, the "Lote Assumed Obligations"); and

c. Zorritos hereby undertakes, assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when and to the extent due, all liabilities, obligations and commitments of any nature, whether known or unknown, of the Zedd Parties arising from, based upon, related to or associated with the EENE Interests, regardless of whether such liabilities, obligations or commitments arose prior to, at or after the Effective Date, including without limitation all liabilities, obligations and commitments of the Group Companies described on Exhibit B hereto to the extent related thereto (collectively, the "EENE Assumed Obligations" and, together with the License Assumed Obligations and the Lote Assumed Obligations, the "Assumed Liabilities"); provided that, in the event that any entity other than Zorritos acquires any EENE Interests, such entity shall execute a Joinder, shall assume the EENE Assumed Obligations related to the EENE Interest so acquired and shall be treated as a Zorritos Party for purposes of Section 2 and Section 3 of this Agreement.

2. **Release.**

a. Each Zorritos Party, for itself and each of its past, present and future officers, directors, shareholders, members, managers, partners, affiliates, and EENE, and all of the foregoing persons' predecessors, successors, assigns, agents and representatives (for clarity, excluding the Group Companies) (collectively, the "Zorritos Releasors"), hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges each Zedd Party and each of their respective past, present and future officers, directors, shareholders, members, managers, partners, affiliates, employees and agents, and all of the foregoing persons' predecessors, successors, assigns, agents and representatives (collectively, the "Zedd Released Parties"), from any and all Claims that such Zorritos Releasor may now have, has ever had, or that might subsequently accrue to such Zorritos Releasor under or pursuant to, or otherwise relating to or arising out of, any of the Spin-Off Assets, the assignment of the Spin-Off Assets to the applicable Zorritos Parties pursuant to the Assignment Agreement and the EENE

Assignment Documents or the transactions with respect to the Spin-Off Assets pursuant to the Zorritos Purchase Agreement and the Zedd PSA (collectively, the "Released Claims").

b. THE RELEASE IN SECTION 2(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OR STRICT LIABILITY OF OR BY ANY ZEDD RELEASED PARTY.

c. EACH ZORRITOS PARTY, FOR ITSELF AND FOR EACH ZORRITOS RELEASOR, ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF SECTION 2(a) ARE VALID, FAIR, ADEQUATE AND REASONABLE AND WERE AGREED TO WITH ITS FULL KNOWLEDGE AND CONSENT, WERE NOT PROCURED THROUGH FRAUD, DURESS OR MISTAKE AND HAVE NOT HAD THE EFFECT OF MISLEADING, MISINFORMING OR FAILING TO INFORM ANY SUCH SPIN-OFF RELEASOR.

d. Nothing in this Section 2 is intended to or shall affect any rights Zorritos may have against Debtor with respect to any Claim against Debtor or any of Debtor's past, present and future officers, directors, shareholders, members, managers, partners, affiliates, employees and agents pursuant to the Zorritos Purchase Agreement, except to the extent any such Claim would give rise to or result in any Claim by such person against any Zedd Party or any of its current officers, directors, shareholders, members, managers, partners, affiliates, employees and agents.

3. **Indemnity.**

a. Except as set forth in the proviso below and subject to Section 3(b), from and after the date hereof, each Zorritos Party (other than Upland), jointly and severally, shall defend, indemnify and hold each Zedd Party and each Zedd Party's past, present and future officers, directors, shareholders, members, managers, partners, affiliates and all of the foregoing persons' predecessors, successors, assigns, agents and representatives (collectively, the "Zedd Indemnitees"), harmless from and against, and pay to the applicable Zedd Indemnitees the amount of, any and all Losses arising out of, based upon, attributable or resulting from any of the Assumed Liabilities and any failure of the Zorritos Parties to perform their obligations in Section 1 of this Agreement; provided, however, if Upland Oil & Gas, S.R.L. or other qualified operator under applicable law (such party referred to as "Upland") acquires from Zorritos or as an assignee or designee of Zorritos pursuant to the Zorritos Purchase Agreement any of the rights or assets described on Part 1 of Exhibit A, Zorritos shall, as condition to such assignment or designation, cause Upland to execute a Joinder in accordance with Section 1(a) and, from and after the date thereof, Upland shall defend, indemnify and hold each Zedd Indemnitee harmless from and against, and pay to the applicable Zedd Indemnitees the amount of, any and all Losses arising out of, based upon, attributable or resulting solely from any of the License Assumed Obligations related thereto and any failure of Upland to perform its obligations in Section 1(a) of this Agreement.

b. The indemnification obligations set forth in Section 3(a) related to the License Assumed Obligations shall remain in effect until the expiration of the statute of limitations applicable to any Claim that may be brought against any Zedd Indemnitee in connection therewith; provided, however, upon the issuance of a Supreme Decree with respect to any Block License, the indemnification obligations set forth in this Section 3 with respect to the License Assumed Obligations related to such Block License shall terminate upon the later of (i) the second anniversary of the Effective Date and (ii) the date that such Supreme Decree is issued, to the extent, and solely to the extent, that such Claim would be extinguished by the issuance of such Supreme Decree. Notwithstanding the foregoing, nothing in this Section 3(b) shall prohibit any Claim (or recovery in connection therewith) for Losses after the expiration of any such period to the extent Zedd has delivered to a Zorritos Party written notice of any such Claim prior to the expiration of any such survival period and the indemnification obligations herein shall continue with respect to such Claim until the full and final resolution thereof.

4. **Defined Terms**.

a. "Claims" means all Losses and all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys' fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including to any rights to indemnification, reimbursement or contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Effective Time, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.

b. "Losses" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, encumbrances, losses, damages, expenses, and fees, including arbitration and court costs and reasonable legal fees and expenses incurred in investigating, defending or prosecuting any of the foregoing.

c. "Supreme Decree" means a Supreme Decree properly executed to have legal effect in accordance with the applicable laws of Peru.

5. **Counterparts**. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6. **Governing Law; Jurisdiction; Waiver of Jury Trial**.

A. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE "BANKRUPTCY COURT") SHALL HAVE NON-EXCUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ALL ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HERETO HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED, HOWEVER, IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, EACH PARTY HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND THE COURTS OF THE STATE OF TEXAS, IN EITHER CASE SITTING IN THE CITY OF HOUSTON, TEXAS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

b. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7. **Assignment**. No party may assign their respective rights or delegate their respective duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

8. **Effect**. The undertakings, covenants, and agreements contained herein shall be binding upon Zorritos and its successors, assignees and legal representatives and shall inure to the benefit of each of the Zedd Parties and their respective successors, assigns, and legal representatives.

[Signature Page Follows]

ZEDD ENERGY HOLDCO LTD.

By: ______________________________
Name: Linda Z. Cook
Title: Director

By: ______________________________
Name: Benjamin Vinocour
Title: Director

BPZ ENERGY, L.L.C.

By: ________________________
Name: ________________________
Title: ________________________

BPZ EXPLORACION & PRODUCCION, S.R.L.

By: ________________________
Name: ________________________
Title: ________________________

BPZ MARINE PERU S.R.L.

By: ________________________
Name: ________________________
Title: ________________________

EMPRESA ELECTRICA NUEVA ESPERANZA, S.R.L.

By: ________________________
Name: ________________________
Title: ________________________

BPZ LOTE XXIII, S.R.L.

By: ________________________
Name: ________________________
Title: ________________________

ZORRITOS PERU HOLDINGS INC.

By: ______________________________________
Name: ______________________________________
Title: ______________________________________

Exhibit A

Spin-Off Assets

Part 1

1. Block XIX License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated December 12, 2003, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XIX, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

2. Block XXII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

3. Block XXIII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXIII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

4. All cash or other collateral supporting any corporate or financial guarantees granted or issued by BPZ E&P with respect to the License Contracts identified in items 1, 2 and 3 above.

5. Any other contracts, licenses, permits, orders and related rights of Assignor to the extent relating solely to the ownership, operation or use of the Spin-Off Assets.

Part 2

1. The materials and supplies specifically identified on Appendix 1 attached hereto.

2. All right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, to the extent relating solely to the License Contracts identified in items 1, 2 and 3 above, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with

the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary confidential Information; and (v) contracts granting any right relating to or under the foregoing.

Appendix 1

[See attached.]

Exhibit B

Assumed Liabilities

1. Any bank letters of credit or other guarantee obligations related to the Spin-Off Assets;
2. Any committed remaining 2015 capital expenditures related to the Spin-Off Assets as per the 2015 budget;
3. Any future capital expenditures required to maintain the governmental licenses for the Spin-Off Assets;
4. Any asset retirement obligations and related cash costs associated with the Spin-Off Assets; and
5. Any additional liabilities reflected on the Group Balance Sheet attached as Exhibit C to Zedd PSA that relate solely to the Spin-Off Assets.

EXHIBIT D

Assignment of Quotas

ASSIGNMENT OF QUOTAS
OF
EMPRESA ELECTRICA NUEVA ESPERANZA, S.R.L.

THIS ASSIGNMENT OF QUOTAS (this "Assignment") is executed and effective as of July ____, 2015 (the "Effective Date"), by and between [____________], a Delaware general partnership ("BPZ Energy"), and [____________], a Delaware general partnership ("BPZ GP" and, together with BPZ Energy, the "Transferors")[1], and Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama (the "Transferee").

RECITALS

WHEREAS, reference is made to (a) that certain Purchase and Sale Agreement, dated July 8, 2015 (the "Zorritos Purchase Agreement"), by and among BPZ Resources, Inc., a Texas corporation ("Seller") and the Transferee and (b) that certain Purchase and Sale Agreement, dated July 8, 2015 (the "Zedd Purchase Agreement"), by and among Seller and Zedd Energy Holdco Ltd.;

WHEREAS, reference is made to that certain Inscripcion de Sociedades Comerciales De Responsabilidad Limitada (the "Operating Agreement") of Empresa Electrica Nueva Esperanza, S.R.L. (the "Company");

WHEREAS, BPZ Energy owns 50% of the outstanding Quotas (as defined in the Operating Agreement) of the Company (the "BPZ Energy Interest") and BPZ GP owns 50% of the outstanding Quotas of the Company (the "BPZ GP Interest" and, together with the BPZ Energy Interest and any other equity interest in the Company held by either Transferor, the "Transferred Interest"); and

WHEREAS, pursuant to the Zorritos Purchase Agreement and the Zedd Purchase Agreement, the Transferors desire to sell, transfer, convey, assign and deliver to the Transferee, and the Transferee desires to purchase and accept, the Transferred Interest (the "Transfer").

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ASSIGNMENT

1. **Assignment**. BPZ Energy and BPZ GP hereby irrevocably sell, transfer, convey, assign and deliver to the Transferee all of the BPZ Energy Interest and the BPZ GP Interest, effective as of the Effective Date.

2. **Acceptance, Assumption and Acknowledgment**. The Transferee hereby accepts the assignment of the Transferred Interest pursuant to the transfers set forth in Section 1 hereof, and acknowledges and agrees that, following the consummation of the Transfer, the

[1] NTD: Names of Seller subsidiaries that will hold the EENE interest to be inserted upon formation/consummation of the Internal Restructuring contemplated by the Zedd Purchase Agreement.

Transferee shall be bound by all of the terms and conditions of the Operating Agreement as the sole equity owner of the Company, and assumes and agrees as of the Effective Date to perform all of the duties and obligations of an equity owner of the Company as set forth in the Operating Agreement.

3. **Effect of Assignment**. As of the Effective Date, (a) the Transferee shall be the owner of the Transferred Interest in accordance with this Assignment, (b) the Transferee shall be admitted as the sole equity owner of the Company with respect to the Transferred Interest, such admission shall hereby be deemed evidenced by this Assignment, and this Assignment shall be included in the books and records of the Company to reflect such admission, (c) the Transferors shall cease to be equity owners of the Company and cease to have any right, title or interest in or to the Transferred Interest, and shall have no further obligations with respect to the Transferred Interest or otherwise under the Operating Agreement and (d) the Transferee shall assume and be responsible for all liabilities and obligations accruing to or on account of the Transferred Interests.

4. **Peruvian Requirements**. The Transferee hereby agrees to promptly (and in any event within thirty (30) days following the Effective Date) take all actions and make all filings with the appropriate governmental authorities necessary to cause the Transfer to be recognized under the laws of Peru and, prior to the time of such filings, the Transferee shall have identified an additional shareholder to hold, and shall have transferred to such additional shareholder, not less than the minimum number of Quotas required by Peruvian law to be held by such additional shareholder.

5. **Further Assurances**. In the event any further action is necessary after the Effective Date to carry out the purposes of this Assignment, including the execution and delivery of any instruments required or reasonably necessary under applicable law to effect the assignment to the Transferee of the Transferred Interest (which shall be in form and substance reasonably acceptable to the Transferors), each of the parties hereto will take such further action (including the execution, acknowledgement and delivery of such further instruments and documents) as the other parties may reasonably request, all at the sole cost and expense of the requesting party.

6. **Choice of Law**. This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof; provided that, to the extent that the application of the laws of Peru is required with respect to any part of this Assignment, such laws shall govern to the extent so required.

7. **General**. This Assignment is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. However, this Assignment shall not be binding on any party unless and until it has been executed and delivered by all parties hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

TRANSFERORS:

[BPZ ENERGY]

By: ____
Name:
Title:

[BPZ GP]

By: ____
Name:
Title:

TRANSFEREE:

ZORRITOS PERU HOLDINGS INC.

By: ____
Name:
Title:

EXHIBIT E

Owned Properties

1. The real property described in Clause 1.2 of the notarial agreement attached hereto as Annex I.

Annex I

SEÑOR NOTARIO:

Sírvase extender en su Registro de Escrituras Públicas una por la que conste el **CONTRATO DE COMPRAVENTA DE TERRENO ERIAZO** (en adelante, el "Contrato"), celebrado de una parte por:

- **BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.**, identificada con Registro Único de Contribuyentes Nº 20503238463, con domicilio para estos efectos en Avenida el Derby Nº 055, Torre 1, Piso 4, Distrito de Santiago de Surco, Provincia y Departamento de Lima, representada por su Gerente General, señor Luis Rafael Zoeger Núñez, identificado con Documento Nacional de Identidad Nº 08212579, según facultades inscritas en la Partida Electrónica Nº 11985400 del Registro de Personas Jurídicas de la Oficina Registral de Lima, (en adelante, "**BPZ**") y de la otra parte:

- **EMPRESA ELECTRICA NUEVA ESPERANZA S.R.L.**, con RUC Nº 20514907383, con domicilio para estos efectos en la Av. Victor Andres Belaunde Nº 147, Int. 703 Edificio Real 6, Distrito de Santiago de Surco, Provincia y Departamento de Lima, debidamente representada por su apoderado, Sr. Hector Jairo Rodriguez Sáenz, identificado con Nº Carné de Extranjería 000720588, facultado según poder inscrito en la Partida Nº 11956939 del Registro de Personas Jurídicas de la Oficina Registral de Lima, (en adelante, "**EENE**") en los términos y condiciones que constan en las cláusulas siguientes:

<u>PRIMERA:</u> ANTECEDENTES

1.1 Mediante Escritura Pública del 13 de enero del 2010 otorgado por la Notaria de Contralmirante Villar Dra. Giudellina Cárdenas García, BPZ adquirió del Estado representado por el GOBIERNO REGIONAL TUMBES, un terreno de 94,809.76 metros cuadrados ubicado en el Sector de Nueva Esperanza, Distrito de Zorritos, Provincia de Contralmirante Villar y Departamento de Tumbes, Caserío Valle Quebrada Bocapán Casitas "Predio Pan Viejo", que corre inscrito en la Partida Electrónica Nº 11007307 de la Sección Especial de Predios Rurales del Registro de la Propiedad Inmueble de la Oficina Registral Tumbes de la Zona Registral Nº I – Sede Piura (en adelante "el PREDIO MATRIZ").

1.2 Con fecha 15 de setiembre de 2010, se inscribió la anotación de independización del PREDIO MATRIZ, a través de la cual se independizó un área de 37,186.82 metros cuadrados en la Partida Electrónica Nº 11018232 a favor de **BPZ** (en adelante "**EL TERRENO ERIAZO").**

V° B° LEGAL BPZ

1.3 Mediante Decreto Supremo Nº 025-2011-EM, publicado el 19 de mayo del 2011en el Diario Oficial el Peruano, se declaró de necesidad pública la inversión privada para el desarrollo de la actividad de generación eléctrica, en la futura Central Térmica Nueva Esperanza, a fin de que **EENE** pueda adquirir el **TERRENO ERIAZO**.

JR

RAMON A. ESPINOSA-GARRETA
ABOGADO - NOTARIO DE LIMA

SEGUNDA: **OBJETO**

BPZ transfiere a **EENE,** a título oneroso el **TERRENO ERIAZO,** inscrito en la Partida Electrónica N°11018232 ubicado en el Predio Rústico "Pan Viejo" Sector Nueva Esperanza, Valle Quebrada Bocapan Casitas, Distrito de Zorritos, Provincia de Contralmirante Villar y Departamento de Tumbes. Los linderos y medidas perimétricas del **TERRENO ERIAZO** se encuentran detallados en la referida Partida Electrónica.

TERCERA: **PRECIO Y FORMA DE PAGO**

3.1 El precio por la transferencia real y enajenación perpetua a favor de **EENE** del **TERRENO ERIAZO**, descrito en la cláusula segunda del presente contrato, asciende a S/. 92,171.26 (NOVEINTA Y DOS MIL CIENTO SETENTA Y UN Y 26/100 NUEVOS SOLES).

3.2 El Precio deberá ser cancelado mediante la entrega de un Cheque de Gerencia a nombre del **BPZ**, que será entregado a la firma de la Escritura Pública que la presente Minuta origine, sin más constancia que la firma en la Escritura Pública.

CUARTA: **ENTREGA DEL TERRENO ERIAZO**

La entrega del **TERRENO ERIAZO** a **EENE** se llevará a cabo a la firma de la presente Minuta.

QUINTA: **EQUIVALENCIA DE PRESTACIONES**

Las partes declaran que entre el **TERRENO ERIAZO** que se transfiere y precio existe la más justa y perfecta equivalencia y que, si alguna diferencia hubiere, de más o menos, que no se percibe, se hacen de ella mutua y recíproca donación, renunciando expresamente a cualquier acción o excepción que conlleve a invalidar los términos del presente Contrato de Compra Venta.

V° B° LEGAL BPZ

RAMON A. ESPINOSA-GARRETA
ABOGADO - NOTARIO DE LIMA

SEXTA: **TRANSFERENCIA**

La transferencia se realiza ad-corpus y comprende sus aires, usos, entradas, salidas, servidumbres y todo cuanto de hecho o por derecho corresponda y/o sea inherente al dominio del **TERRENO ERIAZO**, sin reserva ni limitación alguna.

SÉTIMA: **SANEAMIENTO**

1.4 BPZ declara que sobre el **TERRENO ERIAZO** que transfiere no pesa ningún gravamen, carga, medida judicial o extrajudicial que afecten su dominio y su derecho de libre disposición, con excepción de la carga contenida en el artículo 4° del Decreto Supremo 061-2008-EM de fecha 03/12/2008 e inscrita en la Partida Electrónica N°

JR

11018232 que establece lo siguiente: "*La transferencia de posesión o propiedad del bien a que se refiere el presente decreto supremo a otros inversionistas extranjeros que no cuenten con la correspondiente autorización dará lugar a la pérdida del derecho adquirido por el inversionista, en beneficio del Estado Peruano, conforme lo establecido en el artículo 71º de la Constitución Política del Perú*".

Como se indica en el acápite 1.3. del presente Contrato, mediante Decreto Supremo Nº 025-2011-EM publicado el 19 de mayo del 2011 en el Diario Oficial el Peruano, se autorizó a **EENE** a adquirir el **TERRENO ERIAZO**.

<u>OCTAVA</u>: TRIBUTOS Y GASTOS

8.1 Las Partes cumplirán con sus respectivas obligaciones de comunicar a la municipalidad correspondiente la venta del **TERRENO ERIAZO**, presentando para ello las declaraciones juradas a que se refiere el Texto Único Ordenado del Decreto Legislativo No. 776, aprobado por Decreto Supremo No. 156-2004-EF, según corresponda.

8.2 El pago del impuesto de alcabala, así como los gastos notariales y registrales que genere la elevación a escritura pública de la minuta del presente Contrato y su inscripción en la Oficina Registral Tumbes serán asumidos por **EENE**, incluyendo el costo de un testimonio de la escritura pública que la misma origine.

<u>NOVENA</u>: DOMICILIOS

Las Partes señalan sus domicilios en los lugares indicados en la introducción del presente Contrato. Cualquier comunicación o notificación deberá ser cursada a dichos domicilios por escrito. En caso de cambio de domicilio, para que el mismo tenga efecto y validez legal, deberá comunicarse a la otra Parte por escrito con cargo de constancia de recepción. En caso contrario, cualquier comunicación hecha al anterior domicilio se entenderá válidamente efectuada y surtirá plenos efectos legales.

<u>DECIMA</u>: JURISDICCIÓN Y COMPETENCIA

10.1 En el supuesto caso que surjan controversias entre las Partes respecto a la interpretación, aplicación y/o ejecución del presente Contrato, las Partes procurarán resolver sus diferencias de común acuerdo.

10.2 En caso de no producirse acuerdo sobre los puntos controvertidos, las partes se someterán al conocimiento y decisión de tres (3) árbitros, designados uno por cada parte y designando éstos al tercero, quien presidirá el Tribunal, aplicándose el Decreto Legislativo 1071, Decreto Legislativo que Norma el Arbitraje y el Reglamento del Centro de Conciliación y Arbitraje de la Cámara de Comercio de Lima.

10.3 La comunicación de una Parte a la otra de su deseo de someter la controversia a arbitraje deberá ser efectuada mediante carta notarial.

RAMON A. ESPINOSA-GARRETA
ABOGADO - NOTARIO DE LIMA

Vº Bº LEGAL BPZ

10.5 El arbitraje será de derecho y se llevará a cabo en la Ciudad de Lima. El fallo del Tribunal Arbitral será obligatorio para las Partes, no procediendo recurso de apelación.

DECIMO PRIMERA: **LEGISLACIÓN APLICABLE**

El presente Contrato se regirá por las leyes de la República del Perú.

Agregue Usted, señor Notario, las demás cláusulas de Ley e inserte los documentos correspondientes, cuidando de remitir los partes correspondientes a la Oficina Registral Tumbes de la Zona Registral Nº I – Sede Piura de la Superintendencia Nacional de los Registros Públicos, para la inscripción respectiva.

Lima, 14 de octubre de 2011

Vº Bº LEGAL BPZ

RAMON A. ESPINOSA-GARRETA
ABOGADO - NOTARIO DE LIMA

LEGALIZACION A LA VUELTA

EXHIBIT F

Turbine Assets

LM6000-60 HZ - Gas Turbine Generator Set

Month/Year of Manufacture: December 2010

Equipment Scope of Supply:
Three (3) GE LM6000PD-Sprint gas turbine gen-sets

Serial Numbers:

Engines:	Generators:
Unit 1 – 192-293	Unit 1 – 1C6980RJ
Unit 2 – 192-295	Unit 2 – 1C6981RJ
Unit 3 – 192-296	Unit 3 – 1C7465RJ

Fuel - natural gas only
NOX Control – DLE (25 ppm)
Generator - Medeinsha 800LL04
Air cooled, 2-pole generator operating at 13.8 kV, 60 Hz
Turbine/Generator Enclosure
Air Inlet System
Turbine Exhaust
Fuel System
Lube Oil System
Electro-Hydraulic Start System
Fire Protection System
Control System – Woodward MicroNet +
Battery System
Generator Protective Relays
Soak Wash System

Factory options include:
Variable Inlet Guide Vanes
LM6000PD-Dry Lower Emissions System (DLE)
SPRINT Power Augmentation
Combustion Air Cooling – Chiller Coil
Lube Oil Cooler – Fin/Fan
Power System Stabilizer (PSS)
Left-handed piping connections (one of three units)
Left-handed line-side cubicle (two of three units)
Remote Monitoring and Diagnostics Service (first year services included)
DC Backup Lighting